--------------                               ----------------------------------
FORM 5                                                  OMB APPROVAL
--------------                               ----------------------------------
                                             OMB Number               3235-0362
[ ]  Check box if no longer  subject to      Expires:         December 31, 2001
     Section 16. Form 4 or Form 5            Estimated average burden
     obligations may continue. See           hours per response.............1.0
     Instruction 1(b).                       ----------------------------------

[x]  Form 3 Holdings Reported

[ ]  Form 4 Transactions Reported



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Miller, III                     Lloyd                  I
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

     4550 Gordon Drive
--------------------------------------------------------------------------------
                                    (Street)

    Naples                             FL                  34102
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name AND Ticker or Trading Symbol


    Aldila, Inc. (ALDA)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)

    ###-##-####

________________________________________________________________________________
4.   Statement for Month/Year
December, 2000


________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [x]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [x]  Form filed by One Reporting Person
     [ ]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                              5.             6.
                                                              4.                              Amount of      Owner-
                                                              Securities Acquired (A) or      Securities     ship
                                                              Disposed of (D)                 Beneficially   Form:     7.
                                   2.                         (Instr. 3, 4 and 5)             Owned at end   Direct    Nature of
                                   Transaction   3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                 Date          Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                  (Month/Day/   Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                         Year)         (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                        12/15/00      P3              13,300       A     $1.375   338,285(1)      I        By Lloyd I.
                                                                                                                       Miller, Trust
                                                                                                                       C
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                  640,103(2)      I        By Lloyd I.
                                                                                                                       Miller, Trust
                                                                                                                       A-4
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                  540,775(1)      I        By Milfam
                                                                                                                       II, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                    3,200(1)      I        By Lloyd I.
                                                                                                                       Miller III,
                                                                                                                       custodian
                                                                                                                       under
                                                                                                                       Florida
                                                                                                                       UGMA for
                                                                                                                       Alexandra B.
                                                                                                                       Miller
====================================================================================================================================

*   If the form is filed by more than one reporting person, see instruction
    4(b)(v).

(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(2) On January 10, 2001, the reporting person filed a Form 3 which, due to a clerical error, reported direct beneficial ownership of 660,103 shares of common stock in Trust A-4 when in fact, as of January 10, 2001, the reporting person beneficially owned 640,103 shares of common stock in Trust A-4.

                                                           (Over) SEC 2270(7/96)

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

EXPLANATION OF RESPONSES:




         /s/ Lloyd I. Miller, III                                2/13/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.Page 2

                                                                          Page 2
                                                                 SEC 2270 (7-96)

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Miller, III                     Lloyd                  I
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

     4550 Gordon Drive
--------------------------------------------------------------------------------
                                    (Street)

    Naples                             FL                  34102
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name AND Ticker or Trading Symbol


    Aldila, Inc. (ALDA)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)

    ###-##-####

________________________________________________________________________________
4.   Statement for Month/Year
    December, 2000


________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [ ]  Director                             [x]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (check applicable line)

     [x]  Form filed by One Reporting Person
     [ ]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                   5. Amount of    6.Owner-
                                                     4. Securities Acquired           Securities     ship
                                                       (A) or Disposed of (D)         Beneficially   Form:
                                                       (Instr. 3, 4 and 5)            Owned at end   Direct    7. Nature of
                      2. Transac-                      ---------------------------    of Issuer's    (D) or       Indirect
                         tion Date   3. Transaction                (A)                Fiscal Year    Indirect     Beneficial
1. Title of Security     (Month/        Code                       or                 (Instr. 3      (I)          Ownership
   (Instr. 3)            Day/Year)      (Instr. 8)     Amount      (D)    Price       and 4)         (Instr.4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------

Common Stock                                                                         3,000(1)         I           By Lloyd I.
                                                                                                                  Miller, III
                                                                                                                  co-trustee
                                                                                                                  with
                                                                                                                  Kimberly I.
                                                                                                                  Miller
------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                         3,500(1)         I           By Lloyd I.
                                                                                                                  Miller, III
                                                                                                                  Trustee, GST
                                                                                                                  f/b/o
                                                                                                                  Catherine
                                                                                                                  C. Miller
-------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                         3,500(1)         I           By Lloyd I.
                                                                                                                  Miller, III
                                                                                                                  Trustee, GST
                                                                                                                  f/b/o
                                                                                                                  Kimberly I.
                                                                                                                  Miller
---------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                         3,600(1)         I            By Lloyd I.
                                                                                                                   Miller, III
                                                                                                                   Trustee, GST
                                                                                                                   f/b/o
                                                                                                                   Lloyd I.
                                                                                                                   Miller III
==================================================================================================================================

*   If the form is filed by more than one reporting person, see instruction
    4(b)(v).

                                                           (Over) SEC 2270(7/96)

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Miller, III                     Lloyd                  I
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

     4550 Gordon Drive
--------------------------------------------------------------------------------
                                    (Street)

    Naples                             FL                  34102
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name AND Ticker or Trading Symbol


    Aldila, Inc. (ALDA)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)

    ###-##-####

________________________________________________________________________________
4.   Statement for Month/Year
     December, 2000


________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [ ]  Director                             [x]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (check applicable line)

     [x]  Form filed by One Reporting Person
     [ ]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                   5. Amount of    6.Owner-
                                                     4. Securities Acquired           Securities     ship
                                                       (A) or Disposed of (D)         Beneficially   Form:
                                                       (Instr. 3, 4 and 5)            Owned at end   Direct    7. Nature of
                      2. Transac-                      ---------------------------    of Issuer's    (D) or       Indirect
                         tion Date   3. Transaction                (A)                Fiscal Year    Indirect     Beneficial
1. Title of Security     (Month/        Code                       or                 (Instr. 3      (I)          Ownership
   (Instr. 3)            Day/Year)      (Instr. 8)     Amount      (D)    Price       and 4)         (Instr.4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                           53,200         D
------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                            5,000(1)      I           By Wife
------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                            2,000(1)      I           By Lloyd I.
                                                                                                                  Miller, LLC
------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                            3,200(1)      I           By Lloyd I.
                                                                                                                  Miller III,
                                                                                                                  custodian
                                                                                                                  under
                                                                                                                  Florida
                                                                                                                  UGMA for
                                                                                                                  Lloyd I,
                                                                                                                  Miller IV
------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                            5,000(1)      I           By UGMA for
                                                                                                                  Tyler Dulmage
------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                             5,000(1)      I          By UGMA for
                                                                                                                  Wylie
                                                                                                                  Dulmage
================================================================================================================================

*   If the form is filed by more than one reporting person, see instruction
    4(b)(v).

                                                           (Over) SEC 2270(7/96)